EXHIBIT 10.13.3

SECOND AMENDMENT
TO THE AGREEMENT OF
LIMITED PARTNERSHIP OF
CENTURY-TCI CALIFORNIA COMMUNICATIONS, L.P.

        This Second Amendment (this "Amendment") to the Agreement of Limited Partnership (as amended, supplemented or otherwise modified from time to time, the "Agreement"), dated as of December 7, 1999, of Century-TCI California Communications, L.P. (the "Partnership"), by and among Century Exchange LLC ("Century") and TCI California Holdings, LLC ("TCI") is made and entered into as of September 30, 2004. Capitalized terms used herein and not defined shall have the meanings ascribed to them in the Agreement.

        WHEREAS, Century and TCI desire to amend certain sections of the Agreement.

        NOW, THEREFORE, for good and valuable consideration, the adequacy, receipt and sufficiency of which are hereby acknowledged, the undersigned hereby agree as follows:

ARTICLE 1
AMENDMENT

        The Agreement is hereby amended as follows:

        1.1   Section 5.10(a) of the Agreement shall be deleted in its entirety and shall be replaced by the following provision:

          "5.10(a) Appointment of Independent Advisor / TCI Advisor.

          (i)    Effective as of May 21, 2003, David Van Valkenburg shall be terminated as Independent Advisor, and the Partnership is authorized and directed to take any and all actions necessary to effect such termination.

          (ii)   In addition to any other rights that TCI may have under this Agreement and applicable law, TCI may designate from time to time an advisor to TCI (the "TCI Advisor") pursuant to this Section 5.10(a). The TCI Advisor shall be retained by TCI and shall be an advisor solely to TCI and not to the Partnership or any other partner of the Partnership. The TCI Advisor shall take directions solely from TCI and not the Partnership and its other partners. The costs and expenses of the TCI Advisor shall be paid solely by TCI and neither the Partnership nor any other partner shall have any liability for any costs or expenses of the TCI Advisor.

          (iii)  If, but only if, any member of the Century TCI Group (except for TCI) shall fail to comply with the terms of Section 5.13(a) and 5.13(b) of this Agreement, and such member shall not have remedied such failure to comply with such terms within twenty business days after receipt of written notice thereof from TCI (a "Triggering Event"), then, in addition to any other rights that TCI may have under this Agreement and applicable law, TCI shall have the right in its sole discretion to require that the Partnership retain an independent advisor (the "Independent Advisor"), for a period ending on the later of one year following the cure of the Triggering Event or one year from the date of the retention of the Independent Advisor (the "IA Period"). The Independent Advisor shall be a third party reasonably satisfactory to both Century and TCI with a national reputation in the cable industry. During the IA Period, Century and TCI shall take all actions as may be required to effectuate the employment of the Independent Advisor. If during the IA Period, an Independent Advisor is removed pursuant to Section 5.10(f) or is unable to continue to serve as the Independent Advisor, then Century and TCI shall select a third party reasonably satisfactory to both with a national reputation in the cable industry to serve as the Independent Advisor. Notwithstanding anything otherwise to the contrary, Section 5.10(b), Section 5.10(c) and Section 5.10(d) of this Agreement shall only apply during the IA Period."

        1.2   Section 5.11 of the Agreement shall be amended by deleting the existing Section 5.11(d) in its entirety and replacing it with the following:

          "5.11(d) Advisory Committee Quarterly Meetings.    The Advisory Committee shall hold meetings not less frequently than once each quarter, or at periods otherwise mutually agreed by the Advisory Committee, provided, however, that at the request of TCI, the Advisory Committee shall hold meetings not less frequently than once each month. At such meetings, the Advisory Committee will discuss the financial condition, results of operations and business of the Century TCI Group. Such meetings shall include a comparison of actual results to the operating budget described in connection with Section 5.12 below. If an Independent Advisor shall be serving at the time of any such meeting, the Independent Advisor shall be invited to attend. Nothing herein shall supplant or otherwise affect any right to call a Special Meeting in accordance with the provisions of Section 5.2."

        1.3   Section 5 of the Agreement shall be amended by adding the following provisions in a new Section 5.13 as indicated:

          "5.13 TCI Advisor.

          (a)   Cooperation.    Century shall cooperate with the TCI Advisor in connection with the TCI Advisor's review of such aspects of the operation, business and management of the Century TCI Group as to which TCI may be entitled to information from time to time. Without limiting the generality of the foregoing, and without limiting the rights of TCI to receive information required to be delivered to TCI under applicable law or this Agreement, Century shall provide the TCI Advisor access to such information as shall be reasonably requested by TCI or the TCI Advisor relating to their review of the following:

            (i)    the operations and finances of the Century TCI Group;

            (ii)   the operating and capital budgets, plans and projections of the Century TCI Group;

            (iii)  employment decisions of the Century TCI Group (including without limitation, the hiring and firing of employees, including management, and the implementation of employee retention plans);

            (iv)  any operational restructuring of any member of the Century TCI Group;

            (v)   strategic planning;

            (vi)  contract assumption, rejection or termination;

            (vii) capital expenditures;

            (viii) asset disposition or acquisition;

            (ix)  business combinations;

            (x)   the matters described in Section 5.11 above; and

            (xi)  any and all other decisions concerning the business, operations and finances of the Century TCI Group.

          (b)   Information.    Without limiting the generality of its obligation to cooperate with the TCI Advisor set forth in Section 5.13(a) above, Century shall prepare and deliver to the TCI Advisor and to TCI a detailed schedule of all past, present or proposed (i) material transactions between the Century TCI Group, on the one hand, and ACC or any of its Subsidiaries or other Affiliates, on the other hand, and (ii) all expense allocations to the Century TCI Group from and after the filing of bankruptcy by the Partnership and all proposed future expense allocations to the Century TCI Group. In addition to the annual, quarterly and monthly financial statements and other information that the Century TCI Group is required to provide to TCI pursuant to the Agreement and any related agreements, Century shall provide TCI and the TCI Advisor with draft copies of all material pleadings, proposals or agreements prepared by ACC or any of its Subsidiaries that relate to the Century TCI Group for submission to the court overseeing the Century TCI Group's chapter 11 proceeding or any creditors or creditors' or equity committees or groups as much in advance of their submission to the court or such other persons or groups as practicable. Century shall also provide TCI and the TCI Advisor with copies of all reports, notices, communications or information provided to (or received from) any lenders under a DIP facility, to ACC or its Subsidiaries or any creditors or creditors' or equity committees or groups or their advisors not later than the time such information is made available to (or received from) such persons, to the extent such information relates to or impacts the business or financial affairs of the Partnership.

          (c)   Confidentiality.    As a condition precedent to the Century TCI Group's obligation hereunder to provide information to the TCI Advisor, the TCI Advisor shall execute and deliver to the Partnership a confidentiality agreement in form and substance reasonably satisfactory to the Partnership.

          (d)   Replacement.    TCI may replace a TCI Advisor with another TCI Advisor from time to time at its sole discretion, whereupon the provisions of this Section 5.13 shall apply to any such new TCI Advisor.

ARTICLE 2
MISCELLANEOUS

        2.1   Governing Law.    This Amendment and the rights of the parties hereunder shall be governed by and interpreted in accordance with the law of the State of Delaware.

        2.2   Effectiveness of the Agreement.    This Amendment shall become effective upon (a) its execution by Century and TCI and (b) the entry of an order or orders of the Bankruptcy Court in which Century's Chapter 11 case is pending (the "Bankruptcy Court") that approves the enforceability and binding effect of this Amendment. Except as amended hereby, the Agreement shall continue in full force and effect in accordance with its terms. Notwithstanding anything otherwise to the contrary, the Agreement, as amended, shall remain a pre-petition agreement of Century and the Partnership and approval by the Bankruptcy Court of this Amendment shall not give rise to the creation of administrative expense claims.

        2.3   Reservation of Rights.    Except as expressly set forth in Section 2.3 of the Amendment to the Agreement of Limited Partnership of Century-TCI California Communications, L.P., dated as of June 25, 2002, Century and its Affiliates and TCI and its Affiliates reserve all rights under or in respect of the Century TCI Group, including all rights under the Bankruptcy Code (including the right to seek the appointment of a trustee or examiner) and under any of the agreements relating to the Century TCI Group. Notwithstanding anything otherwise to the contrary, nothing in this Second Amendment shall expand or limit the rights of TCI in connection with voting on, proposing or objecting to a plan of reorganization for any member of the Century TCI Group. Notwithstanding anything otherwise to the contrary, any and all past actions heretofore taken by Century or TCI in furtherance of the implementation of Section 1.1, 1.2 and 1.3 of this Amendment, shall be, and hereby are, ratified, approved, and adopted.

        2.4   Court Approval.    TCI and Century shall use their commercially reasonable best efforts to promptly obtain an order or orders of the Bankruptcy Court reasonably satisfactory in form and substance to TCI approving the enforceability and binding effect of this Amendment.

        2.5   Supercedes Other Agreements.    In the event that this Amendment conflicts with or contradicts any term or provision of the Management Agreement or any other agreement between any member of the Century TCI Group and ACC or any of its Subsidiaries or other Affiliates, the terms and provisions of this Amendment shall govern.

        2.6   Counterparts.    This Amendment may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which shall constitute one and the same agreement.

[The following page is the signature page.]

IN WITNESS WHEREOF, this Amendment to the Agreement of Limited Partnership of Century-TCI California Communications, L.P. has been executed and delivered by the duly authorized person of the undersigned.

CENTURY EXCHANGE LLC
By:	Century Cable Holding Corp., its managing member
By:	/s/ JAMES N. ZEREFOS Name: James N. Zerefos Title: Vice President
TCI CALIFORNIA HOLDINGS, LLC
By:	/s/ ROBERT S. PICK Name: Robert S. Pick Title: Senior Vice President